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                                                                      Exhibit 23

PETERSON SULLIVAN PLLC
601 UNION STREET  SUITE 2300  SEATTLE WA 98101  (206) 382-7777  FAX 382-7700
                                              CERTIFIED  PUBLIC  ACCOUNTANTS









                          INDEPENDENT AUDITORS' CONSENT



We hereby consent to the incorporation by reference in the registration statement (No. 33-90026) on Form S-8 of Mercer International Inc. of our report dated January 31, 2003, relating to the balance sheets of Mercer International Inc. as of December 31, 2002 and 2001, and the related statements of operations, comprehensive income, changes in shareholders' equity, and cash flows for the years ended December 31, 2002, 2001, and 2000, which report appears in the Annual Report on Form 10-K for the year ended December 31, 2002, of Mercer International, Inc.


/s/ Peterson Sullivan PLLC


Peterson Sullivan P.L.L.C.
March 28, 2003
Seattle, Washington